AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2001
                                              REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                         MLM WORLD NEWS TODAY, INC.
             (Exact Name of Registrant as Specified in Its Charter)



        NEVADA                                                   91-1937382
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)



                      3633 Camino Del Rio South, Suite 107
                          San Diego, California 92108
          (Address of Principal Executive Offices, Including Zip Code)

                             Consulting Agreements
                            (Full Title of the Plan)
                              ____________________

                               James C. Frans
                      3633 Camino Del Rio South, Suite 107
                          San Diego, California 92108
                                 (619) 584-3100
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:
                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                                 (949) 719-1977

                         CALCULATION OF REGISTRATION FEE

Title of    Amount to be   Proposed Maximum    Proposed Maximum     Amount of
Securities   Registered    Offering Price      Aggregate Offering   Registration
to be                      per Share                Price              Fee
Registered


Common
Stock,
par value
$0.01        1,800,000         $0.12 (1)             $216,000          $54.00
           ----------------    ---------             ---------         --------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on May 11, 2001.

EXPLANATORY  NOTE

MLM World News Today, Inc. ("MLMS") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, to be issued to certain selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

MLMS  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). MLMS does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                                REOFFER  PROSPECTUS

                             MLM WORLD NEWS TODAY, INC.
                      3633 Camino Del Rio South, Suite 107
                          San Diego, California 92108
                                    (619) 584-3100

                         1,800,000  SHARES  OF  COMMON  STOCK


The shares of common stock, $0.01 par value per share, of MLM World News Today, Inc. ("MLMS"or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to Consulting Agreements for consulting services rendered to the Company

The sales may occur in transactions on the over-the-counter market maintained by Nasdaq at prevailing market prices or in negotiated transactions. MLMS will not receive proceeds from any of the sale the Shares. MLMS is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

MLMS's common stock is currently traded on the Over-the-Counter Bulletin Board maintained by Nasdaq under the symbol "MLMS."

                              ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 11.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ________________________

                                  May 15, 2001

                                           TABLE OF CONTENTS


Where  You  Can  Find  More  Information . . . . . . . . . . . . .    2
Incorporated  Documents . . . . . . . . . . . . . . . . . . . . .     2
The  Company . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Risk  Factors . . . . . . . . . . . . . . . . . . . . . . . . . .    11
Use  of  Proceeds . . . . . . . . . . . . . . . . . . . . . . . .    15
Selling  Shareholders . . . . . . . . . . . . . . . . . . . . . .    16
Plan  of  Distribution . . . . . . . . . . . . . . . . . . . . . .   16
Legal  Matters  . . . . . . . . . . . . . . . . . . . . . . . . .    17
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                               ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

MLMS is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows MLMS to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

MLMS's Form 10-KSB filed on April 16, 2001, Form 10-QSB filed on May 19, 2000, Form 10-QSB filed on August 21, 2000 and Form 10-QSB filed on November 21, 2000, are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Officer at MLMS's executive offices, located at 3633 Camino Del Rio South, Suite 107, San Diego, California 92108. MLMS's telephone number is (619) 584-3100. The Company's corporate Web site address is http://www.mlmwnt.com.


                             THE COMPANY

A.   Business Development and Summary

     MLM WORLD NEWS TODAY, INC., a Nevada Corporation, hereinafter referred to as the "Company," was originally incorporated under the name Global-Link Enterprises, Inc., in the state of Nevada on November 20, 1998.

     The Company is a developmental stage company with a business objective to provide original content focused on the Network Marketing Industry. The Company has designed a Web site called "MLM World News Today" (the "Site") at
"www.mlmworldnewstoday.com" that provides editorial content, news, headlines, and customizable data related to the Network Marketing industry. The Company believes that its primary revenue source will be generated from several selected on line products and services along with the sale of advertising, through Network Marketing organizations. In addition, the Company plans on branding its own private label Internet service via its current Internet Service Provider
(ISP) and offer the following additional Internet-related products and services:
(i) web site design and development services; (ii) web site hosting; (iii) Domain name registration; [iv[ and several additional related services as they become available. The Company believes that these services offer an opportunity for businesses to increase the effectiveness of their marketing campaigns. The Company believes this because in the opinion of management of the Company, the cost of marketing over the Internet is dramatically lower than those of traditional marketing techniques.

     The Company plans to initially focus its efforts, however, on the development of an online newspaper focusing on Network Marketing content on its Site. In particular, Company's priorities for its first twelve months of operations will be as follows: provide compelling Network Marketing content, develop marketing awareness and brand recognition, leverage its Network Marketing content to enhance sales of Company and outside opportunities, create value for advertisers, leverage the Company's brand, infrastructure, and existing relationships, enhance and add products and services, begin to generate and increase advertising revenues, pursue acquisitions and strategic alliances if available and strategic, and maintain and improve the Company's technological focus and expertise.

     The Company believes that its Internet services will solidify the scope of Company's services, and that the central point of convergence for its product and service offerings will be www.mlmworldnewstoday.com. In short, the Company plans on utilizing its Internet services and related capability to provide real-time news, editorial content, headlines and customized programming related to the Network Marketing industry via the World Wide Web.

B.   Business of Issuer

     Principal Products and Services and Principal Markets
     -----------------------------------------------------

     The Company has established an Internet newspaper on its Web site, www.mlmworldnewstoday.com, with Network Marketing based content. The Site seeks to be an editorial site focused exclusively on providing coverage of breaking news and scheduled events, in-depth analyses and original reporting related to Network Marketing programs. The Company's site is designed to provide broad coverage of the industry and to appeal to Network Marketing program professionals. The Site competes with weekly trade publications by offering more current news and information and by integrating text, audio and video to deliver high quality content. The Company provides users with access to a collection of products and services to generate content and attract subscribers to the Site.

     Site Content and Strategy
     -------------------------

      The Company seeks to provide current, comprehensive and entertaining editorial content through its Internet site, "MLM World News Today," ("www.mlmworldnewstoday.com") and to provide a quality "Free" online service, with the objective of building a loyal audience of repeat Internet users. Additionally, the Company seeks to capitalize on available Network Marketing content to create a compelling Internet resource and to enhance the sales opportunities of the Company along with outside opportunities.

     The Company believes that its success depends largely upon its ability to deliver original and compelling program content and core services in order to attract and retain users. There can be no assurance that the Company's content and services will be attractive to a sufficient number of Internet users to generate advertising revenues. There also can be no assurance that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of users to its site. Internet users can freely navigate and instantly switch among a large number of Internet sites, many of which offer competing content and services, making it difficult for the Company to distinguish its content and services and to attract users. In addition, many other Internet sites offer very specific, highly targeted content that could have greater appeal than the Company's site to particular subsets of the Company's target audience. If the Company is unable to develop Internet content and services that allow it to attract, retain and expand a loyal user base possessing demographic characteristics attractive to potential advertisers, the Company will be unable to generate advertising revenues, and its business, financial condition and operating results will be materially adversely affected.

     Free Services
     -------------

     The Company provides a range of free services to its members through which they are able to personalize their online experience. By providing free services, the Company plans to create an online resource for those Web users interested in Network Marketing programs. The Company intends to provide excellent customer service and high-quality site performance. The Company believes that the provision of free services is critical to maintaining membership growth.

     Partnerships
     ------------

     The Company intends to establish relationships and strategic alliances with partners who pay an additional fixed monthly fee in order to receive prominent placement on the Company's Web site. Management plans to offer partnership agreements which will typically run for a period of six months to three years and will be renewable at the option of the partner.

     Member Subscriptions
     --------------------

     The Company intends to offer additional Internet services, over and above the services available without charge, through certain membership packages. These packages will provide services such as access to highly detailed research and other such content and the ability for members to publish and post documents on the Site. Management of the Company intends to make member subscriptions available for a fee priced according to the level of service desired.

     Customer Service and Support
     ----------------------------

     The Company believes that the strength of its customer service and technical support operations is critical to its success in attracting members, maintaining its membership base, increasing membership and encouraging repeat usage. The Company intends to establish a team of customer service and technical support professionals who will process inquiries and monitor the status of membership accounts and advertisement packages. Members will be able to access customer service by e-mail and customers can access a toll-free telephone number. The Company intends to enhance and automate the e-mail response portions of its customer service and technical support operations in the future.

     Internet Services
     -----------------

     In addition, the Company plans on branding its own private label Internet service via its current Internet Service Provider (ISP) and offer the following Internet-related products and services: (i) web site design and development services; (ii) web site hosting; and (iii) Domain Name registration: (iv) other e-commerce products and services. The Company believes that these Internet services offer an opportunity for businesses to increase the effectiveness of their marketing campaigns. The Company believes this because in the opinion of management of the Company, the cost of marketing over the Internet is dramatically lower than those of traditional marketing techniques. Company management believes that through its Internet service offerings, the Company is positioned to provide a full range of Internet services for its clients, to include providing a vehicle via the World Wide Web (i.e., web site development and hosting) related to the marketing campaigns of its clients.

     Additionally, the Company believes that its Internet services will solidify the scope of Company's services, and that the central point of convergence for its product and service offerings will be www.mlmworldnewstoday.com. In short, the Company plans on utilizing its Internet services and related capability to provide real-time news, editorial content, headlines and customized programming related to the MLM industry via the World Wide Web.

     Distribution Methods of the Products or Services
     ------------------------------------------------

     Advertising Sale and Design
     ---------------------------

       The Company also seeks to distinguish itself from its competition through the creation of unique advertising and sponsorship opportunities that are designed to build brand loyalty for its corporate Network Marketing sponsors by integrating their advertising messages into the Company's content. Management believes that through close relationships with the end user, the Company has the ability to deliver advertising to a specific industry segment within the Site's themed content areas, allowing advertisers to single out and effectively deliver their messages to their respective target audiences. For example, a company can target an advertisement solely to patrons looking for a long-distance sales Network Marketing opportunity. The Company believes that such sophisticated targeting is a critical element for capturing Network Marketing advertising budgets for the Internet. Additionally, the Company intends to expand the amount and type of demographic information it collects from its members, which will allow it to offer more specific data to its advertising clients.

     While the Company's competition generally provides banner advertising as its primary delivery system, the Company plans to offer an assortment of advertising options to its clients, allowing them to take advantage of the Company's unique relationship with its users and rapidly growing membership base. In addition to direct response indicators like "click-throughs," the Company plans to specialize in providing innovative and aggressive selling services and a number of "branding" and "beyond the banner" sponsorship packages for its advertisers at higher premiums, such as: banner advertising, sweepstakes, button advertising, content development, contextual links within relevant content, affinity packages for advertising partners, pop up and log out interstitials, opt-in direct marketing/lead generation, e-mail sponsorship programs, celebrity event sponsorships, and pre- and post-campaign market research.

     The Company believes that its Internet advertising customers have only limited experience with the Internet as an advertising medium and neither such customers nor their advertising agencies have devoted a significant portion of their advertising budgets to Internet-based advertising in the past. In order for the Company to generate advertising revenues, advertisers and advertising agencies must direct a significant portion of their Network Marketing advertising budgets to the Internet and, specifically, to the Company's
Internet site. There can be no assurance that advertisers or advertising agencies will be persuaded to allocate or continue to allocate significant portions of their budgets to Internet-based advertising, or, if so persuaded, that they will find Internet-based advertising to be more effective than advertising in traditional media such as print, broadcast ad cable television, or in any event decide to advertise or continue to advertise on the Company's Internet site. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, the Company's business, financial condition and operating results will be materially adversely affected.

     Industry Background
     -------------------

     The  Company  believes  that a  significant  opportunity  exists to provide
Internet content related to Network Marketing programs. Growing use of the Internet and the World Wide Web (the "Web") has created opportunities for content providers and their advertising customers to reach and interact with millions of Internet users. This is due to its complementary and, in several respects, superior reach in terms of its ability to provide targeted content to consumers and to generate cost-effective results for certain advertisers to traditional television and print media.

     Growth of the Internet
     ----------------------

     The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. IDC estimates that the number of Web users will grow from approximately 69 million worldwide in 1997 to approximately 320 million worldwide by the end of 2000. This growth is expected to be driven by the large and growing number of PCs installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity with the acceptance of the Internet by businesses and consumers. The Internet possesses a number of unique characteristics that differentiates it from traditional media: a lack of geographic or temporal limitations; real-time access to dynamic and interactive content; and instantaneous communication with a single individual or with groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow rapidly. The proliferation of users, combined with the Web's reach and lower cost of marketing, has created a powerful direct sales and marketing channel.

     E-Commerce and Advertising
     --------------------------

     The Internet enables advertisers to target advertising campaigns utilizing sophisticated databases of information on the users of various sites and to directly generate revenues from these users through online transactions. As a result, the Internet has become a compelling means to advertise and market products and services. The Company believes that the market for content relating to Network Marketing content is growing rapidly and is emerging as an area well-suited to an Internet programming approach. According to Jupiter Communications, the market for U.S. advertising on the Internet was approximately $560 million in 1997, up from $260 million in 1996, and was expected to grow to over $5 billion for the year 2000.

     The advertising model that is emerging on the Internet is similar to the model prevalent in print and television media and involves the payment by advertisers to Internet content and service providers of advertising fees, based primarily on the demographics of the audience and the number of impressions delivered. The Company believes that the opportunities for Internet content providers to generate advertising revenues are growing due to increasing Internet usage by businesses and consumers and the growing recognition by advertisers of the potential advantages of Internet-based advertising over advertising in traditional media.

     Marketing Opportunities on the Internet
     ---------------------------------------

     The Internet allows marketers to collect meaningful demographic information and feedback from consumers, and to rapidly respond to this information with new messages. This offers a significant new opportunity for businesses to increase the effectiveness of their marketing campaigns. The effectiveness of these campaigns is dependent upon the quality of consumer data used to develop and place consumer advertisements. The costs of marketing over the Internet are dramatically lower than those of traditional marketing techniques. As a result, Internet-based marketing campaigns can be profitable at response rates that are a fraction of the rates for traditional campaigns.

     Raw Materials and Suppliers
     ---------------------------

     The Company is an e-commerce, on-line Network Marketing content provider, web site developer and host, and a private label Internet Service Provider
(ISP), and thus does not use raw materials or have any principal suppliers.

     Customers
     ---------

     The Company believes that the vast majority of its customers will be Network Marketing opportunity providers, users of those Network Marketing products and services, and small to medium-sized businesses looking to utilize the Company's Internet services to create a more cost-effective, on-line marketing strategy for their companies. The Company plans to reach these customers via network marketing, direct mail, telemarketing, seminars, trade shows, the Internet, word-of-mouth and the referral process.

     Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements, or Labor Contracts
     ---------------------------------------------------------------------------

     The Company does not currently own or have any patents, trademarks, licenses, franchises or concessions or royalty agreements. However, the Company believes that its success and ability to compete will be dependent, in part, on the protection of its original content for the Internet and on the goodwill associated with potential trademarks, trade names, service marks and other proprietary rights. The Company plans to rely on copyright laws to protect the original content that it and its users develop for the Internet site, including editorial features and the various databases of information that are maintained by the Company and made available through its Internet site. In addition, the Company intends to rely on federal trademark laws to provide additional protection for the appearance of its Internet site. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for the Company's original content or its Internet domain name. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide any competitive advantage to the Company.

     The Company intends to rely on trade secret and copyright laws to protect the proprietary technologies that it plans to develop to manage and improve its Internet site and advertising services, but there can be no assurance that such laws will provide sufficient protection to the Company, that other will not develop technologies that are similar of superior to the Company's, or that third parties will not copy or otherwise obtain and use the Company's technologies without authorization. The Company intends to file patent application with respect to certain of its software systems, methods and related technologies, but there can be no assurance that such applications will be granted or that any future patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage for the Company. In addition, the Company plans to rely on certain technology licensed from third parties, and may be required to license additional technology in the future, for use in managing its Internet site and providing related services to users and advertising customers. There can be no assurance that these third party technology licenses will be available or will continue to be available to the Company on acceptable terms or at all. The inability to enter into and maintain any of these technology licenses could have a material adverse effect on the Company's business, financial condition or operating results.

     Policing unauthorized use of the Company's proprietary technology and other intellectual property rights could entail significant expense and could be difficult or impossible, particularly given the global nature of the Internet and the fact that the laws of other countries may afford the Company little or no effective protection of its intellectual property. In addition, there can be no assurance that third parties will not bring claims of copyright or trademark infringement against the Company or claim that the Company's use of certain technologies violates a patent. The Company anticipates an increase in patent infringement claims involving Internet-related technologies as the number of products and competitors in this market grows and as related patents are issued. Further, there can be no assurance that third parties will not claim that the Company has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights in connection with its Internet content. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require the Company to enter into costly royalty or licensing arrangements to prevent the Company from using important technologies or methods, any of which could have a material adverse effect on the Company's business, financial condition or operating results.

     Regulation
     -----------

     The Company is subject to certain federal and state laws and regulations that are applicable to certain activities on the Internet. Legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations concern various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Such government regulation may place the Company's activities under increased regulation, increase the Company's cost of doing business, decrease the growth in Internet use and thereby decrease the demand for the Company's services or otherwise have a material adverse effect on the Company's business, results of operations and financial condition.

     Internet Privacy
     -----------------

     The United States government currently has limited authority over the collection and dissemination of personal data collected online. The Federal Trade Commission Act (the "Act") prohibits unfair and deceptive practices in and affecting commerce. The Act authorizes the Federal Trade Commission (the "FTC") to seek injunctive and other equitable relief, including redress, for violations of the Act, and provides a basis for government enforcement of certain fair information practices.

     Any new legislation or regulation enacted by federal, state or foreign governments regulating online privacy or the application or interpretation of existing laws and regulations could affect the way in which the Company is allowed to conduct its business, especially those aspects that contemplate the collection or use of members' personal information.

     Internet Taxation
     -----------------

     A number of proposals have been made at the federal, state and local level, and by certain foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and certain states have taken measures to tax Internet-related activities.

     There can be no assurance that any such legislation will be adopted by Congress or that new taxes will not be imposed upon e-commerce after any moratorium adopted by Congress expires or that current attempts at taxing or regulating commerce over the Internet would not substantially impair the growth of Internet commerce and as a result adversely affect the Company's opportunity to derive financial benefit from such activities.

     Liability for Information Retrieved from or Transmitted over the Internet
     -------------------------------------------------------------------------

     Materials may be downloaded and publicly distributed over the Internet by the Internet services operated or facilitated by the Company or by the Internet access providers with which the Company has relationships. These third-party activities could result in potential claims against the Company for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of such materials. The CDA provides that no provider or user of an interactive computer service shall be treated as the publisher or speaker of any information provided by another information content provider.

     Future legislation or regulations or court decisions may hold the Company liable for listings accessible through its Web site, for content and materials posted by members on their respective personal Web pages, for hyperlinks from or to the personal Web pages of members, or through content and materials posted in the Company's chat rooms or bulletin boards. Such liability might arise from claims alleging that, by directly or indirectly providing hyperlink text links to Web sites operated by third parties or by providing hosting services for members' sites, the Company is liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. If any third-party material on the Company's Web site contains informational errors, the Company may be sued for losses incurred in reliance on such information. While the Company attempts to reduce its exposure to such potential liability through, among other things, provisions in member agreements, user policies and disclaimers, the enforceability and effectiveness of such measures are uncertain.

     Domain Names
     ------------
     Domain names are the user's Internet "addresses." Domain names have been the subject of significant trademark litigation in the United States. The Company has register the domain name "mlmworldnewstoday.com" "mlmwnt.com" "mlmall.com" "mlmail.com" along with several related domains. There can be no assurance that third parties will not bring claims for infringement against the Company for the use of this trademark. Moreover, because domain names derive value from the individual's ability to remember such names, there can be no assurance that the Company's domain names will not lose their value if, for example, users begin to rely on mechanisms other than domain names to access online resources.

     The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. There can be no assurance that the Company's domain names will not lose their value, or that the Company will not have to obtain entirely new domain names in addition to or in lieu of its current domain names, if such litigation or reform efforts result in a restructuring in the current system.

     Jurisdiction
     -------------

     Due to the global reach of the Internet, it is possible that, although transmissions by the Company over the Internet originate primarily in the State of California, the governments of other states and foreign countries might attempt to regulate Internet activity and the Company's transmissions or take action against the Company for violations of their laws. There can be no assurance that violations of such laws will not be alleged or charged by state or foreign governments and that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing could have a material adverse effect on the Company's business, results of operations and financial condition.

     Effect of Existing or Probable Government Regulations
     -----------------------------------------------------

     Future legislation or regulations or court decisions may hold the Company liable for listings accessible through its Web site, for content and materials posted by members on their respective personal Web pages, for hyperlinks from or to the personal Web pages of members, or through content and materials posted in the Company's chat rooms or bulletin boards. Such liability might arise from claims alleging that, by directly or indirectly providing hyperlink text links to Web sites operated by third parties or by providing hosting services for members' sites, the Company is liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. If any third-party material on the Company's Web site contains informational errors, the Company may be sued for losses incurred in reliance on such information. While the Company attempts to reduce its exposure to such potential liability through, among other things, provisions in member agreements, user policies and disclaimers, the enforceability and effectiveness of such measures are uncertain.

     Research and Development Activities
     -----------------------------------

     At this time, the company is not engaged in the research and/or development of any product or service. Management of the company is of the belief that compelling subscriber services can be deployed at the web site through the utilization of private branding, co-branding and affiliate partnership agreements. The company plans to rely on these strategic partnerships to provide its subscribers with compelling services

     Impact of Environmental Laws
     ----------------------------

     The Company is not aware of any federal, state or local environmental laws which would effect its operations.

     Employees
     ---------

     The Company presently has two (2) full time employees and one (1) part time employee. The Company's employees are currently not represented by a collective bargaining agreement, and the Company believes that its relations with its employees are good.

                                  RISK  FACTORS

In this section we highlight some of the risks associated with MLMS's business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

     Risks of "Penny  Stock."
     ------------------------

     The Company's common stock is likely to be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 of the Exchange Act of 1934. Penny stocks are stocks (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets less than US$2,000,000 (if the issuer has been in continuous operation for at least three years) or US$5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than US$6,000,000 for the last three years. A principal exclusion from the definition of a penny stock is an equity security that has a price of five dollars ($5.00) of more, excluding any broker or dealer commissions, markups or markdowns.

     If the Company's Common Stock were deemed a penny stock, section 15(g) and Rule 3a51-1 of the Exchange Act of 1934 would require broker-dealers dealing in the Company's Common Stock to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in the Company's common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock."

     Moreover, Rule 15g-9 of the Exchange Act of 1934 Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in the Company's common stock to resell their shares to third parties or to otherwise dispose of them.

     Limited and Volatile Market for Common Stock.
     ---------------------------------------------

     The Company's common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") under the symbol "MLMS", however, there is a limited and thinly traded market for the common stock and there can be no assurance that an active market will ever develop or be maintained. Any market price for shares of common stock of the Company is likely to be very volatile, and numerous factors beyond the control of the Company may have a significant effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Company's common stock in any market that may develop.

     Potential Computer Server and Networking Configuration Failures
     ---------------------------------------------------------------

     The performance of the Company's server and networking hardware and software infrastructure is critical to the Company's business and reputation and its ability to attract Web users, advertisers, new members and commerce partners to the Company's Web site. Any system failure that causes an interruption in service or a decrease in responsiveness of the Company's Web site could result in less traffic on the Company's Web site and, if sustained or repeated, could impair the Company's reputation and the attractiveness of its brand. Any disruption  in  Internet  access or any  failure  of the  Company's  server  and networking systems to handle high volumes of traffic would have a material adverse effect on the Company's business, results of operations and financial condition. The Company expects to experience system failures related to capacity constraints. An increase in the use of the Company's Web site could strain the capacity of its systems, which could lead to slower response time or system failures. System failures or slowdowns adversely affect the speed and responsiveness of the Company's Web site and would diminish the experience for the Company's members and visitors and reduce the number of impressions received by advertisers, and, thus, could reduce the Company's commerce and advertising revenue. The ability of the Company to provide effective Internet connections or of its systems to manage substantially larger numbers of customers at higher transmission speed is as yet unknown, and, as a result, the Company faces risks related to its ability to scale up to its expected customer levels while maintaining superior performance. Despite the implementation of network security measures by the Company, its servers may be vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering. The Company expects to experience attempts by experienced programmers or "hackers" to penetrate the Company's network security, some of which may succeed. The occurrence of any of these events could result in interruptions, delays or cessations in service, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company's reputation and its brand could be materially and adversely affected.

     Rapid Changes in Technology and Industry Standards
     --------------------------------------------------

     To be competitive, the Company must introduce, enhance and improve the responsiveness, functionality and features of its site and introduce and develop features to meet customer needs. Introducing new technology into the Company's systems involves numerous technical challenges and substantial amounts of personnel resources, and could often times take many months to complete. There can be no assurance that the Company will be successful at integrating such technology into its Web site on a timely basis or without degrading the responsiveness and speed of its Web site or that, once integrated, such technology will function as expected. In addition, the Internet is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices that could render the Company's Web site, technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the needs of its customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If the Company were unable to use new technologies effectively or adapt its Web site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards, it would be materially adversely affected.

     Competition
     -----------

     The market for members, users and Internet advertising is new and rapidly evolving, and competition for members, users and advertisers is intense and is expected to increase significantly. Barriers to entry are relatively insubstantial and the Company may face competitive pressures from many additional companies both in the United States and abroad.

     The Company believes that the principal competitive factors for companies seeking to create Network Marketing-focused Web sites on the Internet are critical mass, functionality of the Web site, brand recognition, member affinity and loyalty, broad demographic focus and open access for visitors. In the future, Internet Web sites may be developed or acquired by companies currently operating Web directories, search engines, shareware archives and content sites, and by commercial online service providers ("OSPs"), Internet service providers ("ISPs") and other entities, certain of which may have more resources than the Company. The Company competes for users and advertisers with other content providers and with thousands of Web sites operated by individuals, the government and educational institutions. Such providers and sites include America Online, Inc. ("AOL"), Angelfire Communications ("Angelfire"), CNET, Inc. ("CNET"), CNN/Time Warner, Inc. "CNN/Time Warner"), Excite, Inc. ("Excite"), Hotmail Corporation ("Hotmail"), Infoseek Corporation ("Infoseek"), Lycos, Inc. ("Lycos"), Microsoft Corporation ("Microsoft"), Netscape Communications Corporation ("Netscape"), Switchboard Inc. ("Switchboard"), Xoom Inc. ("Xoom") and Yahoo! Inc. ("Yahoo!"). In addition, the Company could face competition in the future from traditional media companies, such as newspaper, magazine, television and radio companies, a number of which, including The Walt Disney Company ("Disney"), CBS Corporation ("CBS") and The National Broadcasting Company ("NBC"), have recently made significant acquisitions of or investments in Internet companies.

     The Company believes that the principal competitive factors in attracting advertisers include the amount of traffic on its Web site, brand recognition, customer service, the demographics of the Company's members and users, the Company's ability to offer targeted audiences and the overall cost effectiveness of the advertising medium offered by the Company. The Company believes that the number of Internet companies relying on Internet-based advertising revenue, as well as the number of advertisers on the Internet and the number of users, will increase substantially in the future. Accordingly, the Company will likely face increased competition, resulting in increased pricing pressures on its advertising rates, which could have a material adverse effect on the Company.

     Many of the Company's existing and potential competitors, including companies operating Web directories and search engines, and traditional media companies, have longer operating histories in the Internet market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, e-commerce companies, advertisers and third party content providers. Furthermore, the Company's existing and potential competitors may develop Web sites that are equal or superior in quality to, or that achieve greater market acceptance than, the Company's site. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operational and financial condition.

     Dependence on Key Employees.
     ----------------------------

     The Company is dependent on the ability of its President and Chief Executive Officer, James C. Frans, a well as its CFO and Treasurer, Paul A.
Harbison, to contribute essential technical and management experience. In the event of future growth in administration, marketing, and customer support functions, the Company may have to increase the depth and experience of its management team by adding new members. The Company's success will depend to a large degree on the active participation of its key officers and employees. Loss of services of any of the current officers and directors could have a significant adverse effect on the operations and prospects of the Company. There can be no assurance that it will be able to employ qualified persons on acceptable terms to replace officers that become unavailable.

     Future Capital Requirements. Uncertainty of Future Funding.
     ----------------------------------------------------------

     The Company's plan of operation calls for additional capital to facilitate growth and support its long term development and marketing programs. It is likely that the Company would need to seek additional financing through subsequent future public or private sales of its securities. The Company may also seek funding for the development and marketing of its products through strategic partnerships and other arrangements with investment partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to the Company, if at all. Any such additional financing may result in significant dilution to existing stockholders. If adequate funds are not available, the Company may be required to curtail one or more of its future programs.

     Intense Competition and Rapid Technological Change.
     ---------------------------------------------------

     The industry in which the Company operated is highly competitive, rapidly growing and the Company will have to compete with a multitude of similar companies, possessing substantially greater financial, personnel, technological and marketing resources.

                               USE  OF  PROCEEDS

MLM World News Todaywill not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with MLMS for consulting services in connection with introduction of the Company's business and marketing of its products in Japan. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of May 14, 2001, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.





                                                                                                      % of Shares
                        Number of                      Number of Shares                                Owned by
Selling               Shares Owned                      Registered by           Number of Shares       Shareholder
Shareholders            Before Sale                       Prospectus            Owned After Sale       After Sale
------------          -------------                    ----------------        -----------------      -------------
Michael D. Wilder      1,400,000                         1,400,000 (1)                0                    0.0%
Jan Newman Seligman      100,000                           100,000 (2)                0                    0.0%
Susan Anzalone           100,000                           100,000 (3)                0                    0.0%
Jack Springer            100,000                           100,000 (4)                0                    0.0%
Richard Anzalone         100,000                           100,000 (5)                0                    0.0%


(1) Mr. Wilder acquired these shares in connection with a Consulting Agreement dated April 20, 2001.
(2) Ms. Seligman acquired these shares in connection with a Consulting Agreement dated April 12, 2001.
(3) Ms. Anzalone acquired these shares in connection with a Consulting Agreement dated April 20, 2001.
(4) Mr. Springer acquired these shares in connection with a Consulting Agreement dated April 6, 2001.
(5) Mr. Anzalone acquired these shares in connection with a Consulting Agreement dated April 20, 2001.


                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California. M. Richard Cutler, the President and sole shareholder of Cutler Law Group, PC, is the beneficial owner of 300,000 shares of the Company's common stock.


                                     EXPERTS

The balance sheet as of December 31, 1999 and the statements of operations, shareholders' equity and cash flows for the period then ended of Global-Link Enterprises, Inc. (the previous name of the Company), have been incorporated by reference in this Registration Statement in reliance on the report of Jones, Jensen & Company, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART  II

                  INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i)     Registrant's Form 10-QSB for the quarter ended September 30, 2000.

(ii)     Registrant's Form 10-QSB for the quarter ended June 30, 2000.

(iii)     Registrant's Form 10-QSB for the quarter ended March 31, 2000.

(iv)    Registrant's  Form  10-KSB for the fiscal year ended December 31, 2000.

(v) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, counsel to the Company.
M. Richard Cutler, the President and sole shareholder of Cutler Law Group, PC, is the beneficial owner of 300,000 shares of the Company's common stock.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

    The Shares were issued for consulting and legal services rendered and to be rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

3.1 (1)  Articles  of  Incorporation  of  the Company filed September 29,  1998.

3.2 (2)   Amendment to Articles of Incorporation dated April 7, 2000.

3.3 (1)   By-Laws  of  the  Company   adopted  October  2,  1998.

3.4 (3) Statement of Designation of Foreign Corporation in California filed September 3, 1999..

5        Opinion of Cutler Law Group

10.1     Consulting  Agreement  with  Jack Springer dated as of
         April 6, 2001.

10.2     Consulting  Agreement  with  Jan Newman Seligman dated as of
         April 12, 2001.

10.3     Consulting  Agreement  with  Richard Anzalone dated as of
         April 20, 2001.

10.4     Consulting  Agreement  with  Susan Anzalone dated as of
         April 20, 2001.

10.5     Consulting  Agreement  with  Michael D. Wilder dated as of
         April 20, 2001.

23.1     Consent of Jones, Jensen & Company

23.2     Consent of Cutler Law Group (included in Exhibit 5).

________________________
(1) Incorporated by reference to MLMS's Registration Statement on Form 10-SB filed on May 20, 1999.

(2) Incorporated by reference to MLMS's Registration Statement on Form S-8 filed on February 16, 2001.

(3)  Incorporated by reference to MLMS's Form 10-KSB filed on April 17, 2000.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 15, 2001.



                                          MLM WORLD NEWS TODAY, INC.



                                                  /s/  James C. Frans
                                              -----------------------------
                                              By:     James C. Frans
                                              Its:    Chief  Executive  Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




   /s/   James C. Frans            Chief  Executive  Officer  and Director
-----------------------------
James C. Frans
May 15, 2001


   /s/   Paul A. Harbison          Chief Financial Officer and Director
------------------------
Paul A. Harbison
May 15, 2001


   /s/   Robert L. Schultz         Vice President, Chief Operating Officer
--------------------               Secretary and Director
Robert L. Schultz
May 15, 2001

                                      II-2